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plyons@shearman.com	December 14, 2009
+1.212.848.7666

Jeffrey W. Tindell Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 jeffrey.tindell@skadden.com

Re:	Taro’s Refusal to Issue Shares following Sun’s Exercise of Warrant No. 2

Dear Jeff:

We write in response to your letter, dated December 1, 2009, as well as the attached letter of the same date from Dror Vigdor to Taro Pharmaceutical Industries Ltd. (the “Company”) seeking to justify the Company’s refusal to issue Ordinary Shares following the exercise of Warrant No. 2 by Sun Pharmaceutical Industries, Ltd. (“Sun”).  As explained below, we find the arguments set forth in Mr. Vigdor’s letter unpersuasive.

First, the scope of the Israeli Supreme Court’s temporary order is limited to the subject matter at issue in the appeal:  Alkaloida’s tender offer and Sun’s exercise of the options granted to it by the Levitt family.  The exercise of Warrant No. 2 does not implicate any of the issues that are the subject of the appeal, and the order does not prohibit Sun from exercising the warrant.  Sun filed a request with the Supreme Court today seeking confirmation from the Court that the order does not prevent Sun’s exercise of Warrant No. 2.

Second, we find the Company’s assertion that the exercise of Warrant No. 2 requires the approval of the Israeli Land Authority (“ILA”) both surprising and unconvincing.  You may recall that, at Barrie Levitt’s request, on August 2, 2007, Sun partially exercised the predecessor to Warrant No. 2.  When they were begging for Sun’s capital in 2007, neither Barrie Levitt, the Company nor it’s counsel raised any issue regarding the need for ILA or any other governmental approval for Sun to exercise that warrant.  Quite to the contrary, although ILA approval of the Merger Agreement was pending at that time, Mr. Vigdor’s firm, Yigal Arnon & Co., issued an opinion, a copy of which is enclosed, stating that, “upon payment of the Exercise Price, the Warrant Shares will be duly and validly issued…”  We would have thought that such an opinion could not have been issued if a requisite Israeli governmental approval had not been obtained. Accordingly, we find the Company’s current position completely disingenuous.

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SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS.

Jeffrey W. Tindell Skadden, Arps, Slate, Meagher & Flom LLP	December 14, 2009

In sum, the Company’s arguments for refusing to issue Ordinary Shares upon Sun’s exercise of Warrant No. 2 are nothing more than a transparent pretext to try to disenfranchise Sun and continue to entrench the Levitt family.

Warrant No. 2 was properly exercised on December 1, 2009 and Sun and Alkaloida reserve all rights with respect to this matter.

Sincerely,

/s/ Peter D. Lyons

Peter D. Lyons

Enclosure

cc:	Barrie Levitt (barrie.levitt@taro.com)
cc:	David Schapiro (davids@arnon.co.il)
cc:	Uday Baldota (uday.baldota@sunpharma.com)
cc:	Clifford Felig (cfelig@meitar.com)

YIGAL ARNON & CO.
ADVOCATES AND NOTARY

Tel Aviv  July 27, 2007

To:
Alkaloida Chemical Company Exclusive Group Ltd.

Re:	Warrant Exercise to Purchase 3,000,000 Ordinary Shares of Taro Pharmaceutical Industries Ltd.

We have acted as Israeli counsel to Taro Pharmaceutical Industries Ltd. (the “Company”) in connection with the partial exercise of Warrant Certificate No. 1, dated May 18, 2007 (the “Warrant”), to purchase 3,000,000 Ordinary Shares of the Company (the “Warrant Shares”), in the amount of US$18,000,000 (the “Exercise Price”) in accordance with the terms of the Warrant.

We are of the opinion that upon payment of the Exercise Price, the Warrant Shares will be duly and validly issued, fully paid and non-assessable.

This opinion letter speaks only as of its date and we disclaim any express or implied undertakings or obligation to advise you, after the date hereof, of any subsequent change of law or fact (even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this opinion letter).

Very truly yours,

/s/ Yigal Arnon & Co.

Yigal Arnon & Co.